Exhibit 5.1

[White & Case LLP Letterhead]

December 16, 2013

Macquarie Infrastructure Company LLC

125 West 55th Street

New York, NY 10019

Re:	Registration Statement on Form S-3 (No. 333-187794)

Ladies and Gentlemen:

We have acted as counsel to Macquarie Infrastructure Company LLC, a Delaware limited liability company (the “Company”), in connection with (i) the offer, issuance and sale by the Company of 2,125,200 limited liability company interests without par value (the “LLC interests”) of the Company, plus up to 318,780 LLC interests that the underwriters in the Offering have the option to purchase from the Company (collectively, the “Shares”), in an underwritten public offering (the “Offering”). The Shares are covered by the above-referenced Registration Statement (the “Registration Statement”) on Form S-3, filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company pursuant to an underwriting agreement, dated as of December 12, 2013, among the Company and Barclays Capital, Inc. and Macquarie Capital (USA) Inc. as underwriters (the “Underwriting Agreement”).

For purposes of this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement, including the related form of prospectus included therein, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the preliminary prospectus supplement, dated December 12, 2013 and the final prospectus supplement, dated December 12, 2013, each including the documents incorporated by reference therein (collectively the “Prospectus Supplement”) relating to the Offering; (iii) the Underwriting Agreement; (iv) the Company’s Certificate of Formation and Third Amended and Restated Operating Agreement (the “Operating Agreement”), each as amended to date; (v) a specimen of the certificate representing LLC interests of the Company; (vi) the resolutions adopted by the Board of Directors of the Company and a duly appointed committee thereof relating to the issuance of the Shares and (vii) such other proceedings, certificates, documents, instruments and records as we have deemed necessary to enable us to render this opinion, subject to the assumptions, limitations and qualifications stated herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, or as retrieved from the Commission’s EDGAR database, and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have also assumed that the Shares conform to the specimen of LLC interests that we have reviewed.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.	The Shares, when issued and sold as contemplated in the Registration Statement, Prospectus Supplement and Underwriting Agreement and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued and holders of the Shares will not be obligated personally for the debts, obligations or liabilities of the Company solely by reason of being a holder of such Shares.

We are members of the bar of the State of New York. We do not express or purport to express any opinions with respect to laws other than the State of New York and the Delaware Limited Liability Company Act.

We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the Offering, which is incorporated by reference into the Registration Statement and Prospectus Supplement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP